EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-134911, 333-149170, 333-150368, and 3336-171521) and Form S-8 (No. 333-106311, 333-150356, 333-151916, and 333-167582) of our report dated February 27, 2009, except for the restatement described in Note B (not presented in the December 31, 2010 Form 10-K) of the Company’s 2009 Annual Report on Form 10-K, as to which the date is March 16, 2010, with respect to the related consolidated statement of operations, changes in equity, comprehensive income (loss) and cash flows for the year ended December 31, 2008, which report appears in the December 31, 2010, Annual Report (Form 10-K) of GMX Resources Inc. and Subsidiaries.

/s/ Smith, Carney & Co., p.c.

Oklahoma City, OK

March 10, 2011